SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES AND EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): August 18, 2014

AOXIN TIANLI GROUP, INC.
(Exact name of registrant as specified in its charter)

British Virgin Islands	001-34799	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Suite K, 12th Floor, Building A, Jiangjing Mansion
228 Yanjiang Ave., Jiangan District, Wuhan City
Hubei Province, China 430010
(Address of principal executive offices)

Registrant’s telephone number, including area code: (+86) 27 8274 0726

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 18, 2014, we entered into a subscription agreement with Hubei Aoxin Science and Technology Group Co., Ltd., a company organized under the laws of the PRC, for the issuance and sale of 3,000,000 of our common shares (the “Shares”) representing approximately 13.51% of our then outstanding 22,211,000 common shares, for a total purchase price of $7,200,000, or $2.40 per share. After giving effect to the sale, Hubei Aoxin Science and Technology Group Co., Ltd., will own approximately 11.90% of our outstanding common shares. The subscription agreement is filed as Exhibit 10.1 to this report (the “Subscription Agreement”).

Mr. Wang, our Chairman and CEO, is the Chairman  and a principal shareholder of Hubei Aoxin Science and Technology Group Co., Ltd.

As a condition of the sale, Hubei Aoxin Science and Technology Group Co., Ltd., agreed not to sell the Shares for 12 months and thereafter at not less than $2.40 per share.

Item 3.02 Sale of Unregistered Securities.

On August 18, 2014, we sold to Hubei Aoxin Science and Technology Group Co., Ltd., 3,000,000 common shares, representing approximately 13.51% of our outstanding common shares immediately prior to the sale, for a total purchase price of $7,200,000, or $2.40 per share, pursuant to the Subscription Agreement. After giving effect to the sale, Hubei Aoxin Science and Technology Group Co., Ltd., will own approximately 11.90% of our outstanding common shares.  As a condition of the sale, Hubei Aoxin Science and Technology Group Co., Ltd., agreed not to sell the Shares for 12 months and thereafter at not less than $2.40 per share.  We did not pay any brokerage or other commissions to an underwriter, broker-dealer or other person in connection with the sale.

The Shares were issued in an “off-shore” transaction exempt from the registration requirements of the Securities Act under Rule 903 of Regulation S of the Securities Act. Hubei Aoxin Science and Technology Group Co., Ltd., is a non-U.S. Person, as defined in Rule 902of Regulation S. The certificates evidencing the Shares were endorsed with restrictive legends in accordance with Regulation S.

Item 7.01 Regulation FD Disclosure.

On August 21, 2014, we issued a press release reporting the sale of the Shares to Hubei Aoxin Science and Technology Group Co., Ltd.  A copy of the press release is attached hereto as Exhibit 99.1.

The information in Exhibit 99.1 shall not be deemed as “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), or otherwise subject to the liability of such Section, nor shall it be deemed incorporated by reference in any filing by us under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing, unless expressly incorporated by specific reference in such filing.

Item 8.01 Other Events.

SPECIAL NOTE REGARDING NASDAQ MARKETPLACE RULES

Nasdaq Marketplace Rule 5615(a)(3) permits a foreign private issuer to follow its home country practice in lieu of most of the requirements of the 5600 Series of the NASDAQ Marketplace Rules. In order to claim such an exemption, we must disclose the significant differences between our corporate governance practices and those required to be followed by U.S. domestic issuers under NASDAQ’s corporate governance requirements.

NASDAQ Marketplace Rule 5635(a)(2) requires each issuer to obtain shareholder approval prior to the issuance of its shares in connection with the acquisition of the stock or assets of another company if any director, officer or Substantial Shareholder (as defined by NASDAQ Marketplace Rule 5635(e)(3)) of the issuer has a 5% or greater interest (or such persons collectively have a 10% or greater interest) directly or indirectly, in the company or assets to be acquired or in the consideration to be paid in the transaction or series of related transactions and the present or potential issuance of common stock, or securities convertible into or exercisable for common stock, could result in an increase in our common shares or voting power of 5% or more. The presence of this rule would preclude us from issuing shares of our common stock, or securities convertible into or exercisable for common stock, in connection with an acquisition if the issuance would result in an increase in common shares or voting power of 5% or more, and any of our directors or officers, or any shareholder owning 5% or more or group of shareholders owning 10% or more of our outstanding shares, had a 5% or greater in the company or assets to be acquired or the consideration to be paid.  Our Chairman, Mr. Ping Wang, who currently is a “Substantial Shareholder,” and certain of our other directors and officers hold interests in companies we may choose to acquire or whose assets we may choose to purchase.

In the British Virgin Islands, our jurisdiction of organization or home country, shareholder approval is not required for a transaction which would require shareholder approval pursuant to Rule 5635(a)(2), unless the transaction is with an “Interested Shareholder” as that term is defined in Article 23 of our Articles of Association.   We have determined that neither Mr. Wang nor any of our other current directors or officers is an Interested Shareholder.  Therefore, under the laws of the British Virgin Islands and our constituent documents, we would not be required to obtain shareholder approval if we engaged in a transaction in which one or more of such individuals had an interest in the company or assets to be acquired, or consideration to be paid, even if shareholder approval would be required by Rule 5635(a)(2) and, should we intend to engage in any such transaction, we intend to rely upon the exemption provided by NASDAQ Marketplace Rule 5615 from the requirements of NASDAQ Marketplace Rule 5635(a)(2) rather than put the matter to a shareholder vote.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1   Subscription Agreement with Hubei Aoxin Science and Technology Group Co., Ltd., dated August 18, 2014.
99.1   Press release dated August 21, 2014.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
.

By:	/s/ Ping Wang
Ping Wang
Chief Executive Officer

Dated: August 21, 2014